Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES RECORD 2012 RESULTS
2012 was the Best Year in CPI Aero’s History; 48.5% Increase in 2012 Net Income on 20.4% Increase in Revenue
Positive Operating Cash Flow Projected for 2013

Edgewood, NY – March 12, 2013 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced record results for the 2012 fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 vs. 2011*
•	Revenue increased 13.5% to $27,356,029, compared to $24,092,200;
•	Gross margin was 28.1%, compared to 27.2%;
•	Pre-tax income increased 47.8% to $5,765,354, compared to $3,901,020; and,
•	Net income increased 34.7% to $3,600,354, or $0.43 per diluted share, compared to $2,673,020, or $0.37 per diluted share.

Full Year 2012 vs. 2011*
•	Revenue increased 20.4% to $89,272,582, compared to $74,135,669;
•	Gross margin was 27.1%, compared to 25.4%;
•	Pre-tax income increased 56.8% to $16,525,130, compared to $10,538,928; and,
•	Net income increased 48.5% to $11,011,130 or $1.40 per diluted share, compared to $7,416,928 or $1.04 per diluted share.

* Diluted earnings per share for 2012 fourth quarter and year were calculated on 18% and 10% more shares outstanding than in the prior year periods, respectively, due to the Company’s 1.2 million share public offering completed in July 2012.

Edward J. Fred, CPI Aero’s President & CEO, stated, “2012 was the best year in CPI Aero’s history in terms of revenue and net income.  The 20.4% increase in revenue was primarily the result of work performed on our three major subcontract awards won in 2008: the Gulfstream G650, Boeing A-10 and NGC E-2D programs which accounted for 17.6%, 16.7% and 25.5% of our 2012 total revenue, respectively.

Mr. Fred continued, “In 2012, revenue generated from government subcontracts decreased slightly to $56.7 million or 63% of total revenue.  Also, revenue generated from government prime contracts decreased to approximately $6.2 million or 7% of total revenue, which is consistent with our strategy, as we have transitioned away from being a government prime contractor.   Revenue generated from commercial subcontracts increased by 162% to $26.7 million or 30% of total revenue.  This increase was primarily the result of higher production rates on the Gulfstream G650, as well as revenue from new production programs such as the HondaJet advanced light business jet.”

Mr. Fred continued, “Gross margin in 2012 was substantially ahead of 2011 as two of our long-term contracts, the NGC E-2D and the Gulfstream G650, are in full scale production and unlike in 2011, we no longer incur excess costs related to engineering and design changes for these contracts. Our 2012 selling, general and administrative (S,G&A) expenses as a percent of revenue substantially decreased to 8.2% as compared to 10.7% in 2011.  This was mainly due to changes we implemented in early 2012 in our policy of issuing stock options to our board of directors and also lower accounting, legal and other consulting fees.  Additionally, in late 2011 we recorded one-time moving expenses for relocating of our operations in to a larger facility.”

Mr. Fred added, “Higher revenue, lower production costs and lower S,G&A expenses resulted in an approximate 48.5% increase in net income in 2012 as compared to 2011.”

Discussing new contract awards, Mr. Fred noted, “In 2012 we received approximately $81.6 million of new contract awards, which included approximately $74.7 million of government subcontract awards, approximately $6.5 million of commercial subcontract awards, and approximately $0.4 million of government prime contract awards, as compared to approximately $83.6 million of new contract awards of all types, in 2011.”

Mr. Fred continued, “On a going forward basis, we will discontinue reporting “total bids outstanding,” one of our usual disclosures, which we believe has the ability to provide information that could be detrimental to the bid and award process. Bid backlog was initially reported as a way to inform the investing public that CPI Aero was moving up in scale and scope.  As a company that historically had approximately $25 million worth of bids in for potential work, it was important to show the world when that number increased ten-fold, to $250 million, and eventually to nearly $1 billion. This disclosure definitely served its purpose for several years, and currently CPI Aero is at a stage where the world knows we are a “player” in the big stadium.

“However, we believe that we might be giving out information that limits our competitive advantage, and provides our competitors with insight into our strategies and direction. Going forward, we will disclose bid backlog information in our SEC filings, albeit not in a quantifiable dollar amount. Instead, we will show the breakout of the total bid backlog as it relates to commercial and military components, on a percentage basis, which we believe will provide our investors with valuable information about our business development efforts.”

Mr. Fred added, “Although 2012 was the best year in our history, both in terms of revenue and net income, our results were affected by the looming threat of forced, across-the-board government spending cuts, known as sequestration.  This threat resulted in delayed contract decisions by many prime contractors in the aerospace and defense sector, including our customers. As a result, releases on previously awarded contracts could be delayed.  In addition, a large defense contract for a new program, originally expected in late 2012, is currently projected to be received in 2013.”

Discussing the outlook for 2013, Mr. Fred added, “As previously announced, regardless of the actual long-term effect of sequestration which became effective March 1, 2013, it has already impacted our business.  For 2013, we expect:

•	Revenue and earnings to be lower than 2012 and more similar to those of 2011, which was the second best year in the history of our company.

•	Product shipments to be greater than in 2012, or any other year, as many of our programs have transitioned from development to production.

•	Commercial programs to generate a larger percentage of our overall revenue as compared to 2012, due to higher production rates.

•
Increased shipments, combined with less spending for startup costs associated with new contracts and a decline in non-recurring expenses on our maturing programs, to result in positive cash flow from operations of approximately $3 million.”

 “During the last several years, we diversified our customer base by acting as a subcontractor to defense prime contractors for large defense programs, but most importantly we are a subcontractor to commercial prime contractors for the production of commercial aircraft/helicopter parts, which has reduced our exposure to government spending decisions.  Our new business opportunities remain strong, as we are bidding on larger and more complex contracts, including contracts for large commercial aircraft parts. We believe we are well positioned to resume growth in 2014 and beyond.”

Mr. Fred concluded, “To support our continued growth going forward, in 2012 we raised approximately $13.5 million through a public offering and we increased our credit lines to a combined borrowing capacity of $39 million.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, March 12, 2013 at 10:00 am ET to discuss third quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the  MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, the E-3 Sentry AWACS jet, the Embraer Phenom 300 light business jet and the New Cessna Citation X.  CPI Aero is included in the Russell 2000® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2011 and Forms 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release                                                                                                                                Page
March 12, 2013

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Audited)
Revenue	$27,356,029	$24,092,200	$89,272,582	$74,135,669
Cost of Sales	19,660,870	17,544,770	65,039,969	55,325,729
Gross profit	7,695,159	6,547,430	24,232,623	18,809,940
Selling, general and administrative expenses	2,031,631	2,523,313	7,322,630	7,931,586
Income from operations	5,663,528	4,024,117	16,909,983	10,878,354
Other income (expense), net	101,826	(123,097)	(384,853)	(339,426)
Income before provision for income taxes	5,765,354	3,901,020	16,525,130	10,538,928
Provision for income taxes	2,165,000	1,228,000	5,514,000	3,122,000
Net income	$3,600,354	$2,673,020	$11,011,130	$7,416,928

Basic net income per common share	$0.43	$0.39	$1.43	$1.08

Diluted net income per common share	$0.43	$0.37	$1.40	$1.04

Shares used in computing earnings per common share:
Basic	8,355,762	6,918,739	7,721,304	6,869,624
Diluted	8,446,215	7,156,720	7,865,090	7,133,604

CPI Aero News Release                                                                                                                                Page
March 12, 2013

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash	$2,709,803	$878,200
Accounts receivable, net	6,774,346	4,285,570
Costs and estimated earnings in excess of billings on uncompleted
contracts Deferred income taxes	108,909,844 534,000	79,126,828 257,000
Prepaid expenses and other current assets	426,063	662,326
Total current assets	119,354,056	85,209,924

Property and equipment, net	2,907,476	2,629,569
Deferred income taxes	1,001,000	1,105,000
Other assets	1,620,984	112,080
Total Assets	$124,883,516	$89,056,573

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,286,558	$11,998,244
Accrued expenses	943,356	994,398
Billings in excess of costs and estimated earnings on uncompleted contracts	656,853	116,466
Current portion of long-term debt	1,100,564	887,380
Line of credit	23,450,000	16,100,000
Deferred income taxes	102,000	125,000
Income taxes payable	106,000	2,802,000
Total current liabilities	39,645,331	33,023,488

Long-term debt, net of current portion Deferred income taxes	3,209,873 867,000	889,239 660,000
Other liabilities	567,113	457,639
Total Liabilities	44,289,317	35,030,366

Commitments

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, issued 8,371,439 and 7,079,638 shares, respectively, and
outstanding 8,371,439 and 6,946,381 shares, respectively	8,371	7,080
Additional paid-in capital	49,780,673	35,346,273
Retained earnings	30,845,982	19,834,852
Accumulated other comprehensive loss	(40,827)	(21,772)
Treasury stock, 0 and 133,257 shares, respectively
of common stock (at cost)	---	(1,140,226)
Total Shareholders’ Equity	80,594,199	54,026,207
Total Liabilities and Shareholders’ Equity	$124,883,516	$89,056,573
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